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                     August 24, 2023

       Anat Cohen-Dayag
       President and Chief Executive Officer
       Compugen Ltd
       Azrieli Center
       26 Harokmim Street
       Building D
       Holon 5885849 Israel

                                                        Re: Compugen Ltd
                                                            Form 20-F for
Fiscal Year Ended December 31, 2022
                                                            Filed February 28,
2023
                                                            File No. 000-30902

       Dear Anat Cohen-Dayag:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences